Exhibit 99.1

K-V Pharmaceutical	Contact:
One Corporate Woods Drive Bridgeton, MO 63044	Michael Anderson 314-645-6600

FOR IMMEDIATE RELEASE

K-V Pharmaceutical Appoints New Chief Financial Officer

St. Louis, MO—April 13, 2010 — K-V Pharmaceutical Company (NYSE: KVa/KVb) (the “Company”) today announced it has appointed Stephen A. Stamp as Chief Financial Officer and Treasurer, effective April 7, 2010. Mr. Stamp will report directly to David Van Vliet, interim CEO of the Company.

David Van Vliet, interim CEO of the Company stated, “Stephen brings decades of financial experience and deep healthcare industry knowledge to K-V and we are excited to welcome him aboard. We believe he is a strong addition to our senior management team and we look forward to his many contributions.”

Mr. Stamp has over twenty seven years of finance experience, including his tenure at Xanodyne Pharmaceuticals where he most recently served as Chief Operating Officer and Chief Financial Officer. Prior to his time at Xanodyne, Mr. Stamp spent five years at Shire Pharmaceuticals Group PLC as Group Finance Director. He also served as Chief Financial Officer and Group Finance Director at Regus Group PLC. In addition, Mr. Stamp’s career includes time served in various roles at Lazard and KPMG.

About K-V Pharmaceutical Company

K-V Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures, markets, and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. For further information about K-V Pharmaceutical Company, please visit the Company’s corporate Web site at www.kvpharmaceutical.com.